EXHIBIT 10.8

AGREEMENT

1. This Agreement is by and between Innovative Designs, Inc., a Delaware business corporation with principal offices situate at 223 North main Street, Pittsburgh, PA 15215, hereinafter "IDI", and James Kearney, an adult individual residing at 10842 River View Drive, Houston, TX 77042, hereafter "Kearney".
2. IDI is desirous of seeking interim bridge financing to enable it to finance its current and future business operations, which are in a state of considerable expansion, and seeks to obtain certain of this financing from Kearney.
3. Kearney is desirous of providing said financing to IDI upon the terms and conditions hereinafter set forth.
4. Kearney hereby agrees to provide to IDI the sum of one hundred thousand ($100,000) dollars USD immediately upon the execution of this Agreement.
5. In consideration therefore, IDI agrees to repay this sum, together with interest accruing at the rate of eight percent (8%) of the total sum outstanding, or eight thousand ($8000) USD, which sum is due and payable in full upon demand not less than the expiration of ninety (90) days from the date of execution of this Agreement. Said date of execution shall be construed as the latter date in time affixed next to the signatures of the parties hereto.
6. In addition to the consideration hereinabove set forth, Kearney shall receive forty thousand Warrants to enable Kearney to purchase one additional share per Warrant of the common stock of IDI for the sum of seventy cents ($.70) per share. Said Warrants are irrevocable, and shall extend for a period of three (3) years from the date of execution of this Agreement. Any Warrant not exercised within

three (3) years from the date of execution of this Agreement shall thereafter be null and void.

7. The parties hereto represent that they are fully and lawfully entitled to enter into the instant Agreement and lawfully bind the respective parties hereto, and that in so doing they are not in violation of any legal or ethical duties or obligations under any local, state or federal jurisdiction.

8. This Agreement represents the sole and complete understanding of the parties as to its terms, and no subsequent modification thereof shall be given force or effect absent the prior written consent of both of the parties hereto.

9. This Agreement may be executed in counterpart originals, each of which shall be construed as part of the whole, and may be executed by facsimile transmission, a copy of which shall be deemed to have the same legal force and effect as the executed original.

WHEREFORE, with intent to be legally bound hereby, the parties affix their signatures hereunto:

8-4-04 Date	James Kearney James Kearney
7-28-04 Date	Joseph Riccelli Innovative Designs, Inc., by: Joseph Riccelli, CEO